Exhibit 99.2

Consent of Person Named as About to Become Director

January 16 2021

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-1 of Longeveron LLC, and all amendments thereto (the “Registration Statement”) and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as a person anticipated to become a director of Longeveron Inc. upon the incorporation of Longeveron Inc. and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Erin Borger
Name: Erin Borger